EXHIBIT 10.11

CONSULTING AND ADVISORY AGREEMENT

To effect an orderly transition in connection with the termination of their employment relationship, and to transition such employment to a consulting agreement, IDAHO GENERAL MINES, INC. (the “Company”), and ROBERT L. RUSSELL (the “Consultant”) agree as follows:

RECITALS

1. Consultant has been an employee of the Company.

2. Consultant has submitted his resignation and the Company has accepted that resignation, effective October 1, 2007. In recognition of Consultant’s service to the Company, his expertise in the mining industry, his knowledge of the assets and properties of the Company and his knowledge and expertise in constructing and operating major mines, mills and related facilities the Company and Consultant desire to transition to a consulting and advisory relationship.

NOW THEREFORE in consideration of the foregoing and the respective covenants and promises of the parties contained herein, the Company and Consultant enter into this Consulting and Advisory Agreement (the “Agreement”) and agree as follows:

AGREEMENT

1. EFFECTIVE DATE. This Agreement shall be effective on the date that it is executed by the parties herein.

2. TERM. This Agreement shall have a term of thirty six (36) months form the Effective Date, subject to the termination provisions set forth herein.

3. DESCRIPTION OF SERVICES AND DUTIES. Consultant shall, to the best of his ability, industriously and faithfully perform the responsibilities set forth herein and provide consulting/advisory services (“Services”) to the Company on an ongoing basis for the term set forth above for the projects as assigned to the Consultant by the Chief Executive Officer (“CEO”) of the Company. Consultant shall provide written reports as directed by the CEO which are consistent with the Services being performed. The reports are to be provided on a monthly/quarterly basis as directed by the CEO and as is necessary in connection with the Services assigned to the Consultant.

3.1 In performing the Services, Consultant shall, to the best of his ability, industriously and faithfully perform the responsibilities and devote adequate and sufficient business time, attention, skill and efforts to the tasks assigned to him by the CEO and to do so on a priority basis to the Company. Consultant shall be available to the Company to perform the Services required herein, not engage in other consulting services which would cause him to be unavailable to the Company and be unable to perform the Services required herein. It is the intent of the parties that the Company be Consultant’s primary consulting obligation.

3.2 Consultant agrees that he shall not engage in any outside consulting services on any project anywhere in the world to any person, entity or organization involving, directly or indirectly, the exploration, development, extraction or processing of molybdenum. If Consultant contemplates providing outside consultant services to any person, entity or organization which also is engaged, as a part of its business, in the exploration, development, extraction or processing of molybdenum, prior to doing so he shall certify and provide assurances to the Company that he will not provide any advice, review, consultation or any services whatsoever to said business’ molybdenum project(s). In other words, Consultant shall not provide any consulting services on any molybdenum projects other than for the Company. Consultant agrees that molybdenum is a mineral of primary concern to the Company and that a breach of this provision would cause substantial harm and damages to the Company for which there would be no adequate remedy. If the Consultant violates this provision it is agreed that there would be no adequate remedy at law and the Company may obtain injunctive relief. If this provision is violated by Consultant the Company may terminate this Agreement, for cause, in addition to seeking injunctive relief and other appropriate relief.

3.3 Without limitation, Consultant’s primary duties and Services under this Agreement shall be to assist the Company in all areas involving the development, construction and operation of the Mount Hope Project, the Liberty Project and other Company mining facilities, assets and projects as may be directed by the CEO which may include studies, reports and/or the evaluation of the Company’s non-core assets for disposition. Consultant’s Services shall also include serving as a technical consultant to the Company in any area of professional expertise and experience he holds and shall, as directed by the CEO, perform the Services as assigned to him.

3.4 Upon request by the CEO, the Consultant shall attend the Company’s Board of Directors Meetings and make reports to the Board.

3.5 Consultant acknowledges that he has no speaking or binding authority on behalf of the Company, and shall not enter into any obligations on its behalf without the express authority of the Company. Consultant shall not hold himself out as having authority that is inconsistent with this provision.

3.6. Consultant shall not disparage the Company, its officers, directors, employees and/or agents.

4. COMPENSATION FOR SERVICES. For the Services to be performed by the Consultant the Company shall pay the Consultant the following sums:

4.1 Annual payment of Two Hundred Fifty Thousand Dollars ($250,000), payable quarterly ($62,500) (in arrears), for each twelve (12) months of the term of this Agreement.

4.2 Consultant shall be paid a bonus of Two Hundred Fifty Thousand Dollars ($250,000) payable within forty five (45) days (the “Payment Date”) of the start of construction of the Mount Hope Project (the “Trigger Date”). If the Trigger Date does not occur during the term of this Agreement, Consultant shall nevertheless be paid the bonus on or prior to the Payment Date if the delay in the start of construction is not related to or arising out of, in the good faith determination by the Company, any acts of Consultant or the failure of Consultant to provide the Services set forth herein. Notwithstanding the foregoing, the bonus shall not be paid if the Trigger Date does not occur on or prior to June 30, 2012.

4.3 This is a Professional Service agreement, in which Consultant agrees to provide Company with the consulting and advisory services contemplated herein. Consultant is an independent contractor providing services to Company. This Agreement is not an employment agreement between Company and Consultant. Company will not withhold, report or pay so-called payroll taxes from the compensation payable to Consultant, including, without limit, Federal and State income taxes (if any), Federal social security tax and (if any) State unemployment insurance tax. Consultant shall be responsible for the payment of all applicable federal, state and local taxes and withholdings as required by applicable law, and for compliance with all other obligations, such as with regard to industrial insurance. Consultant agrees to and shall indemnify, defend and hold Company harmless from any claims by any government entity regarding the payment of such taxes or withholdings.

5. BUSINESS EXPENSES/REIMBURSEMENT. The Company shall reimburse Consultant for his reasonable and necessary business expenses incurred in connection with the performance by Consultant of his Services hereunder, subject to compliance with such policies regarding expenses and expense reimbursements as may be provided from time to time by the Company.

6. NO OTHER BENEFITS. Consultant shall not be entitled to any benefits or other compensation that are otherwise available to employees of the Company and no payments due herein whether accelerated by Change Of Control or otherwise shall be increased for an excised tax gross-up payment in any manner.

7. ASSIGNMENT. Except as provided herein, this Agreement may not be assigned by either party without the express written consent of the other party, in such party’s sole and absolute discretion. Notwithstanding the foregoing, the Company may assign its rights and obligations under this Agreement (by operation of law or otherwise) without the consent of Consultant in connection with the sale of assets or merger of the Company. Notwithstanding the foregoing, Consultant may assign this Agreement to a different entity which he establishes as a consulting business, provided that such assignment is subject to the express written consent of Company, and provided further that Consultant, and no one else, must personally perform the services contemplated herein. Any purported assignment by any party in violation hereof shall be null and void in the making thereof. This Agreement shall be binding upon and moved to the benefit of the parties hereto their respective successors, permitted assigns, executors, administrators and heirs at law

8. CHANGE OF CONTROL. Upon Change Of Control Consultant shall be paid any sums which are earned through the date of Change Of Control but not yet paid plus a sum equal to the number of months left on the term. For purposes of this Agreement Change Of Control shall mean:

8.1 The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section 8, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company;

8.2 consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or the acquisition of assets or stock of another entity by the Company (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination;

8.3 a sale or disposition of all or substantially all of the operating assets of the Company to an unrelated party; or

8.4 approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

It is specifically agreed, however, the Company’s contemplated Delaware reincorporation and merger to facilitate said reincorporation shall not constitute a Change of Control.

9. TERM OF AGREEMENT AND TERMINATION BY CONSULTANT. The term of this Agreement shall be for thirty six (36) months and shall commence as of the Effective Date and shall terminate automatically thirty six (36) months thereafter. Despite the term of this Agreement (i) Consultant shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the Company for any reason provided the Company may waive the notice period and (ii) the Company shall have the right to terminate this Agreement in accordance with the provisions of Section 13 hereof. In any such event, the Company shall pay Consultant the amounts due through the date of termination but no other sums shall be due, including the bonus if not otherwise payable. Provided, however, the provisions set forth in Sections 10, 11 and 12 shall survive any such termination.

10. DISCLOSURE OF INFORMATION.

10.1 Consultant acknowledges that he will receive access to the Company’s Confidential Information. For purposes of this Agreement, "Confidential Information" means nonpublic information that Company discloses to Consultant and designates as being confidential or proprietary or which under the circumstances surrounding disclosure, ought to be treated as confidential. "Confidential Information" includes, without limitation, information relating to Company’s current and/or proposed business plans, financial statements, budgets, customer or potential customer lists, product development plans, inventions, research, testing results, released or unreleased products or services, marketing or promotion of any product or service, employees, customers, contracts, policies and practices, and information received from others that Company is obligated to treat as confidential. Consultant and Company agree that any proprietary or confidential information which has been disclosed to Consultant prior to the date of this Agreement in connection with his prior employment by the Company shall also be subject to terms and conditions hereof. Notwithstanding the foregoing, Confidential Information shall not include any information that is or subsequently becomes publicly available without Consultant's breach of any confidentiality obligation owed to Company. Consultant agrees that he will not at anytime during the term of this Agreement or following termination of the Agreement for any reason, disclose, use or make otherwise available to any third party, any Confidential Information, except for disclosure necessary in the course of Consultant’s duties under this Agreement or as otherwise required by law. In the latter event, Consultant shall disclose to the Company the event and authority requiring disclosure “required by law” at the first opportunity upon learning of the disclosure request and provide the Company with a reasonable opportunity to oppose or narrow such disclosure requirement or request or otherwise seek appropriate confidentiality protections relating to such information.

10.2 Upon termination of this Agreement, Consultant shall deliver to a designated Company representative all records, documents, hardware, software and all other Company property in whatever form and all copies thereof in Consultant’s possession. Consultant acknowledges that all such materials are the sole property of the Company and that Consultant will certify in writing to the Company at the time of termination that Consultant has complied with this obligation.

11. DISCLOSURE AND ASSIGNMENT OF INVENTIONS.

11.1 Consultant agrees to promptly disclose to the Company inventions, ideas, processes, writings, designs, development and improvements, whether or not protectable under the applicable patent, trademark or copyright statues, which Consultant makes, conceives, reduces to practice or learns as direct or indirect result of his performance of the Services and duties for which he was engaged by the Company in connection with this Agreement, either alone or jointly with others relating to any business which the Company, during the period of this Agreement is or may be concerned (“Inventions”). Consultant agrees that any such Inventions are “works for hire”. Such disclosure shall be made by Consultant to the Company in a written report, setting forth in detail the structures, procedures and methodology employed and the results achieved.

11.2 Consistent with and to the extent permitted by applicable law, Consultant hereby assigns and agrees to assign to the Company all rights in and to the Inventions and proprietary rights therein, as provided in Section 11.1, based thereon or related thereto, including, but not limited to, applications for United States and foreign patents and resulting patents.

11.3 Consultant further agrees, without charge to the Company but at its expense, to assist the Company in every proper way and execute, acknowledge and deliver to the Company, during and after termination of this Agreement, all such documents necessary and perform such other legal acts as may be necessary, in the opinion of the Company, to obtain or maintain United States or foreign patents or other proprietary protection, for any and all Inventions made during his performance of the duties and Services for the Company in any and all countries, and to vest title therein to the Company.

11.4 Consultant acknowledges notice from the Company that this foregoing obligation to assign rights in and to any Inventions does not apply to an Invention for which no equipment, supplies, facility or Confidential Information of Company was used and which was developed entirely on Consultant's own time and (1) which does not relate (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by Consultant for the Company.

11.5 Consultant further agrees that prior to termination of the Agreement with the Company for any reason, Consultant shall disclose to the Company, in a written report, all Inventions, the rights to which Consultant has agreed to assign to the Company under Sections 11.1 and 11.2 above, and which Consultant has not previously disclosed.

12. RESTRICTIVE COVENANTS.

12.1 Non-Solicitation.

(a) Consultant specifically acknowledges that the Confidential Information described in Section 10.1 includes confidential data pertaining to current and prospective customers of the Company, that such data is a valuable and unique asset of the Company's business and that the success or failure of the Company's specialized business is dependent in large part upon the Company's ability to establish and maintain close and continuing personal contacts and working relationships with such customers and to develop proposals which are specifically designed to meet the requirements of such customers. Therefore, during term of this Agreement and for the twelve (12) months following termination of this Agreement for any reason, except on behalf of the Company or with the Company's prior written consent, Consultant is prohibited from soliciting, either directly or indirectly, on his own behalf or on behalf of any other person or entity, all such customers with whom Consultant had contact during the twenty-four (24) months preceding termination of this Agreement.

(b) Consultant specifically acknowledges that the Confidential Information described in Section 10.1 also includes confidential data pertaining to current and prospective employees and agents of the Company, and Consultant further agrees that during the term of this Agreement and for the twelve (12) months following termination of this Agreement for any reason, Consultant will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company's employees or agents to terminate their employment or agency with the Company.

(c) Consultant specifically acknowledges that the Confidential Information described in Section 10.1 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, Consultant agrees that during the term of this Agreement and for the twelve (12) months following termination of this Agreement for any reason, Consultant will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any Company vendor or supplier for the purpose of either providing products or services to competitors of the Company, as described in Section 12.2(b), or terminating such vendor's or supplier's relationship or agency with the Company.

(d) Consultant further agrees that, during term of this Agreement and for the twelve (12) months following termination of this Agreement for any reason, Consultant will do nothing to interfere with any of the Company's business relationships.

12.2 Non-Competition.

(a) Consultant represents to the Company that Consultant is not a party to any agreement with a prior employer, client or otherwise which would prohibit Consultant from performing this Agreement. Consultant further represents that he has provided to the Company copies of any and all agreements (e.g., non-competition, non-solicitation, or non-disclosure agreements) that might limit Consultant's ability, in any way, to perform the Services set forth herein, and Consultant agrees to act at all times on behalf of the Company in a manner consistent with any such agreements. Consultant acknowledges and understands that the Company will have no obligation to provide legal representation to Consultant in the event a prior employer, client or other third party brings or threatens to bring an action against Consultant for violating any such agreements; and that this Agreement may be terminated in the event the Company determines that Consultant may have violated any such agreements. Despite anything to the contrary herein, termination based upon the Company’s determination that Consultant has violated this Section 12.2 shall be considered termination for Cause.

(b) Consultant covenants and agrees that during the period commencing on the Effective Date and ending thirty-six (36) months from the Effective Date (the “Restriction Period”), he will not, in the United States or Canada or in any other jurisdiction or country, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, a business competitive with that conducted by the Company. A "business competitive with that conducted by the Company" shall mean any business or activity involved in the discovery or mining of (1) molybdenum or, (2) any other ore that produces molybdenum as a by product. For purposes of this subparagraph (b)(2), a business is not competitive with the Company if the annual gross revenue derived from the sale of molybdenum as a by product during all times during the Restriction Period comprises less than the lesser of (i) 10% of the annual gross revenue of said business or (ii) $50 million (a “Minimal Producer”). If Consultant contemplates entering into any employment or business arrangement with a Minimal Producer he shall, prior to the commencement of such employment or affiliation, certify and provide continued assurances to the Company that said business is, in fact, a Minimal Producer. To "engage in or carry on" shall mean to have ownership in such business or consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, sales, marketing, manufacturing, procurement or sourcing, purchasing, customer service, distribution, product planning, research, design or development.

(c) During the Restriction Period, Consultant certifies and agrees that he will notify the CEO of the Company of his employment or other affiliation with any potentially competitive business or entity prior to the commencement of such employment or affiliation.

13. TERMINATION BY COMPANY. Despite the term of this Agreement as set forth in Section 2 above, the Company shall have the right to earlier terminate this Agreement:

13.1 at any time with cause. In such case, Consultant shall receive, as the only obligation of the Company the compensation earned through the date of termination but not yet paid to Consultant. For purposes of this Agreement and except as set forth elsewhere herein, Cause shall mean the good faith determination by the Company that:

(a) Consultant has neglected, failed or refused to perform the duties and Services as set forth in this Agreement;

(b) Consultant has breached any of the provisions set forth in this Agreement;

(c) Consultant has committed a willful or intentional act that could reasonably be expected to injure the reputation, business or business relationships of the Company; or

(d) Consultant has been convicted (including conviction on a nolo contendere, no contest, or similar plea) of a felony or any crime involving fraud, dishonesty, or moral turpitude.

With respect to any of the matters set forth in (a) or (b) above, the Company shall provide Consultant notice of the deficiency and a reasonable opportunity to correct the deficiency (not to exceed thirty (30) days) prior to termination of this Agreement. In the event that the Company has given notice of a deficiency and makes a determination that the deficiency has not been cured within a reasonable period of time, this Agreement may be terminated for Cause.

13.2 automatically upon the death of the Consultant. In such event, the Company shall pay Consultant's estate the Compensation earned through the date of death but not yet paid to Consultant.

13.3 automatically upon the inability of Consultant to satisfactorily perform the Services set forth in Section 3 or as assigned to him by the CEO from time to time by reason of mental or physical illness or injury for a period of thirty (30) days. In such event, the Company shall pay Consultant the Compensation earned but unpaid to Consultant through the date of termination.

14. ARBITRATION/COSTS. Any dispute or controversy arising under or in connection with this Agreement that cannot be informally resolved shall be settled exclusively by arbitration in Spokane, Washington by a sole neutral arbitrator in accordance with the Rules of the American Arbitration Association relating to any disputes then in effect. Judgment may be entered on the arbitrator’s award in any jurisdiction. Notwithstanding the foregoing, nothing in this provision restricts in any way the Company’s right to seek injunctive or other equitable relief in any court to enforce the Company’s rights pursuant to Sections 10, 11 and 12 of this Agreement. The prevailing party in any such proceeding shall be entitled to an award of its reasonable costs, including attorney fees, in the discretion of the arbitrator or court as the case may be.

15. SOLE AGREEMENT; AMENDMENT. This Agreement constitutes the sole and entire understanding of the parties with respect to the subject matter hereof and all prior written or oral agreements or understandings between the parties hereto are incorporated in and are superseded by this Agreement. No modification or alteration of the terms of this Agreement shall be binding unless such modification or alteration shall be in writing and executed subsequent to the date hereof by all parties. Time is of the essence of this Agreement.

16. NOTICES. Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) if personally delivered or if delivered by telex or telecopy with electronic confirmation when actually received by the party to whom sent, or (ii) if delivered by mail (whether actually received or not), at the close of business on the fifth business day next following the day when placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

If to Company:         Bruce D. Hansen, CEO
Idaho General Mines, Inc.
1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Fax: (303) 928-8598

with a copy to:                  Michael K. Branstetter
Hull & Branstetter Chartered
P.O. Box 709
Wallace, ID 83873
Fax: (208) 752-0951
(which shall not constitute notice)

If to Consultant:                   Robert L. Russell
639 North Riverpoint Blvd., H 203
Spokane, WA 99202
Fax: ______________________

with a copy to:               Michael Church
Stamper Rubens, P.S.
720 West Boone, Suite 200
Spokane Washington, 99201
Fax: (509) 326-4891
(which shall not constitute notice)

17. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Washington, without regard to its conflict of laws principles.

18. SURVIVAL. Upon the expiration or termination of this Agreement for any reason, the provisions of Sections 10, 11, 12, 14 and 17 and the other covenants of the parties that by their terms survive termination of this Agreement herein (the “Surviving Provisions”) shall survive and remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below, effective as of the date first set forth above.

DATED this 1st day of October, 2007.

For and on behalf of Idaho General Mines, Inc.

/s/ Bruce D. Hansen
By: Bruce D. Hansen, Its Chief Executive Officer

Consultant:

/s/ Robert L. Russell
Robert L. Russell